UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
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WHITESTONE REIT
(Name of registrant as specified in its charter)

EREZ REIT OPPORTUNITIES LP
EREZ ASSET MANAGEMENT, LLC
BRUCE SCHANZER
CATHERINE CLARK
(Name of person(s) filing proxy statement, if other than the registrant)

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Erez REIT Opportunities LP, together with the other participants named herein (collectively, “Erez”), on Friday, April 4, 2024, filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of trustee nominees at the upcoming 2024 annual meeting of shareholders of Whitestone REIT, a Maryland real estate investment trust.

On April 30, 2024, Bruce Schanzer, Chairman and Chief Investment Officer of Erez Asset Management LLC, was quoted in the following article published by Commercial Observer:

In a Showdown Over a Retail REIT, Accusations of Ineptitude From Both Sides
Bruce Schanzer, former CEO of Cedar Realty Trust, believes shopping center owner Whitestone shortchanged shareholders
Commercial Observer
By Brian Pascus
30 April 2024

BRUCE SCHANZER, FORMER CEO OF CEDAR REALTY TRUST, IS ATTEMPTING TO JOIN WHITESTONE REIT'S BOARD.

An experienced real estate executive is attempting to win a seat on the board of a prominent REIT that he believes has been run into the ground. But the existing trustees argue this buccaneering investor is attempting to win power so he can pocket millions of dollars while selling off the company at the expense of shareholders.

Bruce Schanzer, chairman and CIO of Erez Asset Management, a real estate investment firm, has asked shareholders to vote to give him the opportunity to turn around the fortunes of Whitestone REIT, a Houston-based real estate investment trust with a shopping center portfolio exclusively invested in Arizona and Texas and a market capitalization of $571 million.

The battle between Schanzer and the six-member Whitestone board shines a spotlight on the contentious power struggles that can unfold in the boardrooms and shareholder meetings of publicly traded real estate investment trusts.

Whitestone’s stock price sits at $11.44 (as of Monday afternoon) — virtually unchanged from its $11.51 offering price from August 2010. The stock sank as low as $5.30 in April 2020, and has spent 641 of the last 700 days below its IPO price, according to an April 2024 presentation submitted to shareholders by Erez Asset Management.

In January 2022, Whitestone fired longtime CEO James Mastandrea, who had served in that role since 2006, for cause. A district court in Harris County, Texas, in December 2023 dismissed all claims made by Mastandrea against Whitestone in a $25 million civil suit. David Holeman, who served as Whitestone’s CFO from 2006 to 2022, has been the firm’s CEO since 2022, with David Taylor as independent chairman.

Through Erez Asset Management, Schanzer has already purchased a 1.7 percent stake in Whitestone with the hope of working with existing management and board to improve the REIT’s performance by focusing on how dividends are allocated. He aims to join the board together with his colleague, Cathy Clark, an investor in the shopping center space, following a shareholder conference call and vote on May 14.

“All I’m asking for is to sit in the room with the other directors and share ideas,” Schanzer told CO in an exclusive interview. “I very much believe in collegial collaboration at the board level, and I believe with my background and Cathy’s background, we will add value to the board.”

As the former CEO and director of Cedar Realty Trust, a real estate investment trust also specializing in shopping centers, Schanzer said that he served on Cedar’s board alongside other real estate CEOs, senior executives, real estate investors, and hedge fund managers to improve corporate governance. Schanzer sold Cedar’s entire portfolio for $1.2 billion in 2022.

In an April 9 letter to shareholders, Schanzer argued that none of Whitestone’s six current board trustees hold “any prior shopping center, public REIT, or real estate capital markets experience.”

“A lot of what we’re going to do, if we join the board, is bring in very elementary REIT management ideas that it appears are not being pursued at Whitestone: rigorous capital allocation based on detailed financial analyses, comprehensive multiyear corporate forecasting, a focus on net asset value, and a focus on providing reliable internal and external projections,” he told CO.

“These are things a good board oversees and makes sure are being done well,” he added.

Schanzer approached the Whitestone board last October about improving the REIT’s performance, and he and Clark were nominated by Erez as candidates for the board in December. Since then the Whitestone board has rebuffed both executives at every turn, according to Schanzer.

“The company has completely stonewalled me, while also mischaracterizing our limited interactions,” said Schanzer.

In the April 9 letter to shareholders, Schanzer argued that Whitestone’s board failed to meet three key quantitative performance targets it set out to achieve in 2023: FFO per share (referring to funds from operations, a proxy for cash flow); same-store NOI (net operating income, or revenue) growth; and a reduction of net debt to EBITDA (earnings before interest, taxes, depreciation and amortization).

He said the company is “dead last” among its 13 shopping center peers in the REIT space when it comes to FFO per share growth, and is “1,000 basis points worse than its closest peer.”

Peers listed by Schanzer in his presentations to shareholders with similar adjusted funds from operations (AFFO) include Kite Realty Group Trust, Brixmor Property Group, Kimco Realty and Acadia Realty Trust.

A strong rebuff

It’s not as though Whitestone hasn’t heard Schanzer’s complaints. The board has made it clear to Schanzer that it does not value his ideas or attempts to muscle his way into a leadership role.

In a Dec. 13, 2023, letter addressed to Schanzer, Whitestone’s six-person board said that Schanzer’s plans to replicate the business strategy he used for Cedar at Whitstone fails to account for the differences in their respective business models or changes in market conditions since his time at Cedar ended in 2022.

“You ignore the strong total shareholder returns we have generated recently. Since the beginning of 2022, Whitestone has delivered plus 26 percent total shareholder return, far outpacing the average total shareholder return of negative 7 percent for other shopping center REITs,” the board wrote. “We think that our shareholder returns under our new CEO and executive team since mid-2022 speak for themselves.”

The board also told Schanzer that he has attempted to nominate four board members, not two, to control a majority, and that his “only stated objective is to embark on an immediate sale or liquidation of the company.”

Schanzer and Erez Asset Management fired off a combative letter to shareholders on April 26, arguing that Whitestone has attempted to damage his credibility and is falsely peddling the narrative that Schanzer intends to sell Whitestone if achieves a seat on the board.

“Mr. Schanzer initially approached the company shortly after Bloomberg reported interest from a buyer because he feared that the board would hastily sell the company,” the letter read. “His advice and input was not to rush into a sale.”

The REIT issued another shareholder letter on April 29, directly acknowledging the fact that Schanzer had called for a D-Day vote on May 14, and asked shareholders to vote for Whitestone’s two existing trustees who are up for re-election to the board, not for Schanzer or Clark.

“We are also concerned as a new activist, Erez Asset Management, threatens to disrupt our progress, derail our strategy, and destroy our momentum to generate value for our shareholders,” said the board in its April 29 letter. ‘“We do feel a duty … to expose the inconsistent and incoherent strategy advocated by Erez, which is focused on disrupting the work that is continuing to take place to drive value.”

In the recent shareholder letter, Whitestone argued that Schanzer and Clark “ignore recent positive momentum” achieved under Whitestone’s new leadership, and are unduly focused on past actions taken by the board during Mastandrea’s tenure as CEO. The letter also accused Schander and Clark of “value destruction” in their oversight and sales of Cedar Realty Trust and RPT Realty, respectively.

“The choice is clear, Whitestone has a cohesive board and management team with a track record of value creation,” wrote the board. “In contrast, Erez is nominating two interlocked trustees with a public track record of self-dealing, underperformance and value destruction, and with the single-minded strategy to sell the company under adverse market conditions.”

Capital concerns

The allocation of capital lies at the heart of Schanzer’s issue with Whitestone’s management.

As landlords that lease space and collect rent on their properties, REITs distribute that income as dividends to shareholders. REITs’ tax structure requires them to pay a minimum of 90 percent of taxable income to shareholders as dividends each year.

But Whitestone’s dividend has been manipulated by management’s decision to sell hundreds of millions of dollars of equity at a discount to net asset value (NAV), according to Schanzer.

In multiple letters to shareholders, Schanzer has argued that Whitestone’s current board has repeatedly issued equity at steep discounts to net asset values (the value of REIT assets minus liabilities, divided by number of outstanding shares) and then used much of that equity to fund dividends. Furthermore, Schanzer has noted that roughly 39 percent of those dividends were simply a return of its shareholder capital, rather than a distribution of the REIT’s taxable income, as required by REIT rules.

Schanzer has estimated that Whitestone’s leadership has “destroyed” roughly $80 million in value on account of its history of issuing $470 million of equity at a 19 percent discount to NAV, and since its IPO has distributed roughly $129 million of dividends (39 percent of distributions) that were “simply a return of shareholder capital” rather than profits or capital gains.

In response, Whitestone again re-emphasized the management changes since 2022, and said that since this period it has not issued any equity, and that its dividend has been nearly 100 percent ordinary income, with no return of capital in 2022 and only a 2 percent capital return in 2023.

“Erez’s argument focuses on time prior to Mr. Holeman’s appointment, and is therefore misleading,” said David Mordy, director of investor relations at Whitestone, in a statement to CO.

Finally, Schanzer took aim at the firm’s net debt ratio to its EBITDA. At nearly eight times EBITDA, Whitestone’s leverage has limited the firm’s ability to grow, he argued. He said the firm’s oversized platform is “squandering over $8 million per year,” which represents roughly $115 million in equity value.

“Because of all these avoidable mistakes they’ve made, they’ve allowed the company to become overlevered,” he said. “They’ve become this bloated company that’s too small with overhead that is too high.”

The former Cedar CEO believes Whitestone’s stock should be trading at closer to $16 or $17 per share than its current price of $11.44.

“Taken together, this is roughly $6 per share in value lost, which is the difference between where Whitestone is trading today and our estimate of its NAV, which is where I think it could be trading with better board oversight and management,” he said.

In response, Whitestone argued that it has improved its debt-to-EBITDA ratio from 10.2x to 7.8x, and that its net debt-to-EBITDA ratio for 2024 is forecasted to be an improved 6.6x to 7x.

“Mr. Schanzer ignores the direction of Whitestone’s leverage metrics,” said Whitestone’s Mordy. “This rapid progress has been achieved through a combination of earnings growth and free cash flow.  In addition, we have a singular event on the horizon that will improve the balance sheet — collection of the judgment against Pillarstone REIT.”

Schazner’s comments are not entirely negative. In several detailed presentations to shareholders, Schanzer has documented all of the positives that Whitestone’s portfolio carries: a diverse tenant base, well-capitalized shopping center assets, and a majority of spaces under 10,000 square feet.

All told, the REIT’s portfolio includes 55 retail spaces among 1,453 tenants spread across 5 million square feet. Nearly half of the REIT’s portfolio exists in the Phoenix area, with substantial portions in Houston, Dallas, Fort-Worth, Austin and San Antonio.

“The thing to appreciate about Whitestone is that it trades at the lowest earnings multiple and at the biggest discount to net asset value of any of the other shopping center REITs it frequently cites as its peers,” said Schanzer. “This is a company that would be worth significantly more per share if it simply executes better.”

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “may,” “might,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology are generally intended to identify forward-looking statements. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Any forward-looking statements should be considered in light of those risk factors. The Participants (as defined below) caution readers not to rely on any such forward-looking statements, which speak only as of the date they are made. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The Participants disclaim any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

Certain Information Concerning the Participants

Erez REIT Opportunities LP, Erez Asset Management LLC, Bruce Schanzer and Catherine Clark (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On April 5, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying BLUE Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying BLUE proxy card has been furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Innisfree M&A Incorporated at the contact information above.